                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE     Contact:    William S. Ballas
                                      (804) 754-2714
                                      ballas1@erols.com
                                      -----------------


  Commonwealth Biotechnologies, Inc. Announces Closing of $2.6 Million Private
                            Placement of Common Stock


RICHMOND, VA (September 27, 2000) - Commonwealth Biotechnologies, Inc., (NASDAQ Small Cap Exchange; CBTE) announced today that it has completed a $2.6 million private placement of common stock and warrants to purchase common stock. The proceeds are to be used to put in place new technologies and capabilities in support of the company's strategy of offering complete, customized project support for its clients.

"These new resources will allow the company to augment and expand our genomics technology base and further enhance our ability to support the increasingly sophisticated technologies required by our clients," said Robert B. Harris, Ph.D., President of CBI. "This will make us an even more attractive company with which to partner on technically challenging projects," added Harris.

"In addition, we are looking to add to our service and consulting capabilities to allow us to expand the business laterally into the area of client regulatory support," added Richard J. Freer, Ph.D., Chairman of CBI. "This is a growth area in our industry and one that CBI should be in," he added.

This private placement is the latest in a string of recent positive announcements. The company has posted record revenues for the first two quarters of 2000. In addition, CBI entered into a strategic alliance with Kemp Biotechnologies, Inc. to offer large scale bioprocessing services. A number of new contracts with public and private organizations have also been signed.

                                    --more--

CBI Announces Closing of $2.6 Million Private Placement of Common Stock
p. 2 of 2


Founded in 1992, CBI is located in Gateway Centre, Chesterfield County at 601 Biotech Drive, 23235 (1-800-735-9224). CBI occupied this 32,000 square foot facility in December 1998 and currently employs a staff of 40 including twelve doctoral scientists. CBI provides comprehensive research and development services to more than 1,500 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, the company cannot guarantee that the technologies or services referenced herein will perform and generate revenues. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                        2